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FORM OF ADMINISTRATION AGREEMENT

        AGREEMENT made this    day of December, 2007, by and between RMR Funds Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the series of the Trust listed on Schedule A to this Agreement, as may be amended from time to time (each a "Fund", and together, the "Funds"), and RMR Advisors, Inc. (the "Administrator"), a Massachusetts corporation;

RECITALS

        WHEREAS, the Trust intends to engage in business as an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and is currently comprised of a single series, the RMR Real Estate Securities Fund (the "Initial Fund"); and

        WHEREAS, the Trust and RMR Advisors, Inc. are entering into an Investment Advisory Agreement pursuant to which RMR Advisors, Inc. will provide investment advisory services to the Initial Fund and other series of the Trust established by the Trust in the future; and

        WHEREAS, the Trust desires to retain the Administrator to render administrative services in the manner and on the terms and conditions hereafter set forth; and

        WHEREAS, the Administrator desires to be retained to perform services on said terms and conditions.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Trust and the Administrator agree as follows:

        1.    Duties of the Administrator.

        (a)   The Trust hereby retains the Administrator to act as administrator of the Trust, subject to the supervision and direction of the Board of Trustees of the Trust (the "Board"), as hereinafter set forth. The Administrator shall perform or arrange for the performance of such administrative and clerical services as may be necessary for administering the business affairs of the Trust, including without limitation, the following: (i) provide office space, telephone, office equipment and supplies for the Trust; (ii) authorize expenditures and approve bills for payment on the Trust's behalf; (iii) supervise preparation of the periodic updating of the Trust's Registration Statement on Form N-1A; (iv) prepare periodic reports, notices, correspondence and other communications to the Trust's shareholders and supervise the filing of these as appropriate with the Securities and Exchange Commission; (v) supervise the pricing of each Fund's investment portfolio and the publication of the net asset value of shares, earnings reports and other financial data; (vi) monitor relationships with organizations providing services to the Trust, including the Trust's attorneys, accountants, custodian, transfer agent and printers; (vii) supervise compliance of the Trust with record-keeping requirements under the 1940 Act and regulations thereunder; (viii) maintain or cause to be maintained by a custodian and transfer agent, books and records for the Trust; (ix) supervise the preparation and filing of tax reports and returns; (x) monitor compliance with the Internal Revenue Code of 1986, as amended; and (xi) provide the Trust with such personnel as requested from time to time by the Trust for the performance of clerical, accounting and other office services described in (i) through (x), above, and for coordinating the Trust's affairs with its sub-administrator, transfer agent, custodian and distributor. The Trust agrees to deliver or cause to be delivered, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and shareholder reports and expenses borne by the Funds, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

        (b)   In rendering the services specified in subsection (a) above, the Administrator may, subject to the approval of the Board, cause such services or any portion thereof to be provided by another person pursuant to a sub-administration agreement; provided that the Administrator shall remain responsible for monitoring and overseeing the performance by such person of its obligations to the Trust under such sub-administration agreement. Subject to the approval of the Board, the fees and out-of-pocket expenses charged by such person shall be paid or reimbursed directly or indirectly by the Trust.

        (c)   The Trust currently consists of the Initial Fund and its respective classes of shares as listed on Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds of the Trust with respect to which the Trust wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such additional Fund(s) shall become subject to the provisions of this Agreement to the same extent as the Initial Fund, except to the extent that such provisions, including those related to compensation and expenses payable, may be modified with respect to such Fund(s) in writing by the Trust and the Administrator at the time of the addition of such Fund(s).

        2.    Expenses of the Administrator.    As full compensation for the services and the facilities furnished by or at the direction of the Administrator, the Trust shall reimburse the Administrator for expenses incurred by it or its affiliates in accordance with the cost allocation methodologies that may from time to time be approved by the Board. Such expenses shall include the costs of maintaining staff, personnel, office equipment and facilities necessary for the Administrator to perform its obligations under this Agreement. Such expenses, which will also include the fees and expenses of any sub-administrator paid by the Administrator, shall be billed monthly and shall be payable promptly by the Trust. Except as specifically provided herein, the Trust and RMR Advisors, Inc. assume and shall pay or cause to be paid all other expenses of the Funds as set forth in the Investment Advisory Agreement.

        3.    Limitation of Liability of the Administrator; Indemnification.

        (a)   The Administrator shall not be liable to the Trust or the Funds for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Funds, their shareholders, or the Funds' investment advisor to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder; provided, however, that in no event shall the Administrator be subject to liability for any act or omission of any sub-administrator pursuant to a sub-administration agreement, as set forth in Section 1(b), above, except to the extent the Administrator has failed to exercise due care in monitoring and overseeing the performance by the sub-administrator of its obligations.

        (b)   The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Trust, at the expense of the Trust, and with respect to the application of generally accepted accounting principles or federal tax accounting principles, apply for and obtain the advice and opinion of the independent registered public accounting firm of the Trust, at the expense of the Trust. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

        (c)   As used in this Section 3, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

        4.    Activities of the Administrator.    The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

        5.    Duration and Termination.

        (a)   This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 5(a), this Agreement shall continue in effect until two years after the date first written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board who are not parties to this Agreement or "interested persons" of such party, cast in person at a meeting called for the purpose of voting on such approval; (b) by the Board or by a vote of a "majority of the outstanding voting securities" of the Trust; provided, however, that his Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board or a vote of a "majority of the outstanding voting securities" of such Fund, on sixty (60) days prior written notice to the Administrator or by the Administrator at any time, without the payment of any penalty, on sixty (60) days prior written notice to the Trust. As used in this Agreement, the term "majority of the outstanding voting securities" shall have the same meaning as such term has in the 1940 Act. Upon termination of this Agreement with respect to any Fund(s), such Fund(s) shall pay to the Administrator such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. This Agreement may be terminated with respect to one or more Funds without affecting the validity of this Agreement with respect to the other Funds operating hereunder.

        6.    Non-Liability of Shareholders, Trustees, etc.    The Agreement and Declaration of Trust of the Trust, as amended from time to time, is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Trust and the Funds, by the trustees or by an officer or officers of the Trust in their capacity as such and not individually, and neither the shareholders nor the Trust's trustees nor any officers, employees or agents shall be liable thereunder and the Administrator shall look solely to the Trust's estate for the payment of any claim hereunder or for the performance of the Trust's duties created by this Agreement. Notwithstanding the foregoing, all persons dealing with any Fund of the Trust shall look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

        7.    Amendments of this Agreement.    This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

        8.    Governing Law.    The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        9.    Counterparts.    This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

        10.    Notices.    Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of notices and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

        IN WITNESS WHEREOF, parties hereto have executed this Agreement as of the day and year first above written.

RMR FUNDS SERIES TRUST

By:	Adam D. Portnoy
Title:	President
RMR ADVISORS, INC.

By:	Mark L. Kleifges
Title:	Treasurer

[SIGNATURE PAGE TO ADMINISTRATION AGREEMENT]

Schedule A

Fund	Classes
RMR Real Estate Securities Fund	Class A, Class C and Class I

A-1

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Exhibit 99(h)(2)